Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-       ) pertaining to the AvalonBay Communities, Inc. Amended and Restated 1994 Stock Incentive Plan of our reports dated March 3, 2006, with respect to the consolidated financial statements and schedule of AvalonBay Communities, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, AvalonBay Communities, Inc. management’s assessment of the effectiveness of internal control over financial reporting of AvalonBay Communities, Inc., and the effectiveness of internal control over financial reporting of AvalonBay Communities, Inc. filed with the Securities and Exchange Commission.

McLean, Virginia
June 9, 2006

/s/ Ernst & Young LLP